EXHIBIT 3.2

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF PHARMAFRONTIERS CORP.

Pursuant to the previsions of Article 4.04 of the Texas Business Corporations Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the Corporation is PharmaFrontiers Corp.

ARTICLE TWO

Article IV of the Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is one hundred ten million (110,000,000), consisting of one hundred million (100,000,000) shares of common stock having $0.05 par value (“Common Stock”), and ten million (10,000,000) shares of preferred stock having no par value (“Preferred Stock”).

Shares of Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation (“Board of Directors”) prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Texas.

ARTICLE THREE

This amendment to the Articles of Incorporation was adopted by a majority of the shareholders of the Corporation on November 11, 2005, at a special meeting of the shareholders. Of the 20,359,545 shares of common stock entitled to vote on the amendment, shareholders owning 12,187,777 approved the amendment.

ARTICLE FOUR

The amendment to the articles of incorporation have been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation. This amendment shall become effective immediately on January 12, 2006.

IN WITNESS WHEREOF, these Articles of Amendment to the Articles of Incorporation have been signed on this 12th day of January 2006.

PHARMAFRONTIERS CORP.

By:  /s/ David B. McWilliams

David B. McWilliams, President